UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
TRICIDA, INC. (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 12, 2021

TRICIDA, INC.
NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2021
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2021 annual meeting of stockholders of Tricida, Inc., a Delaware corporation, will be held on June 10, 2021, at 7:30 a.m. Pacific Daylight Time in a virtual meeting format only at www.virtualshareholdermeeting.com/TCDA2021.
During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:
1.	the election of the three Class III directors named in the proxy statement;
2.	a non-binding advisory vote to approve the Company’s executive compensation;
3.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
4.	to approve the option exchange program, as described in the attached proxy statement; and
5.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 14, 2021 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.
YOUR VOTE IS IMPORTANT.
You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.
You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 4 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021
The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at www.proxyvote.com.
You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet
Availability of Proxy Materials to access the Company’s materials and vote through www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

[signature]
Robert L. McKague Executive Vice President, General Counsel and Secretary of the Company
South San Francisco, California — April [•], 2021

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF THREE CLASS III DIRECTORS	5
General	5
Information Regarding Nominees and Continuing Directors	5
Recommendation of Our Board of Directors	7
CORPORATE GOVERNANCE	8
Director Independence	8
Leadership Structure of the Board of Directors	8
Board of Directors’ Role in Risk Oversight	8
Evaluations of the Board of Directors	9
Meetings of the Board of Directors	9
Committees of the Board of Directors	9
Compensation Committee Interlocks and Insider Participation	11
Corporate Governance Guidelines	11
Code of Business Conduct and Ethics	11
Stock Ownership by Directors	11
Prohibition on Hedging and Pledging of Company Securities	11
Stockholder Communications	11
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	13
EXECUTIVE COMPENSATION	14
Compensation Committee Report	14
Compensation Discussion and Analysis	14
2020 Summary Compensation Table	21
2020 Grants of Plan-Based Awards Table	22
Outstanding Equity Awards at 2020 Fiscal Year-End	23
2020 Stock Option Exercises Table	24
2020 Potential Payments Upon a Termination or Change in Control	24
CEO Pay Ratio	25
DIRECTOR COMPENSATION	27
PROPOSAL TWO: NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION	29
Recommendation of Our Board of Directors	30
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	31
Principal Accountant Fees and Services	31
Determination of Independence	31
Pre-Approval Policy	31
Recommendation of Our Board of Directors and Audit Committee	32
Audit Committee Report	32
PROPOSAL FOUR: APPROVAL OF STOCK OPTION EXCHANGE PROGRAM	33
General	33
Rationale for Option Exchange	33
Alternatives Considered	35
Structure of the Option Exchange	35
Election to Participate	37
Impact of Option Exchange on Number of Options Issued	38
Effect on Stockholders	38
Accounting Impact	38
Material U.S. Federal Income Tax Consequences of the Option Exchange	38
i

ii

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED APRIL 12, 2021

TRICIDA, INC.

7000 Shoreline Court
Suite 201
South San Francisco, CA 94080

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement is furnished to stockholders of Tricida, Inc. (“we,” “us,” “our” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2021 annual meeting of stockholders to be held on June 10, 2021, and at any adjournment or postponement thereof. The annual meeting will be held at 7:30 a.m. Pacific Daylight Time in a virtual meeting format only at www.virtualshareholdermeeting.com/TCDA2021.
As permitted by the rules of the Securities and Exchange Commission, or SEC, we are making this proxy statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 available to our stockholders electronically via the Internet at www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about April [•], 2021, we mailed to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.
Why am I receiving these materials?
We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?
The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:
•	“FOR” Proposal One – the Election of the Class III Directors Named in this Proxy Statement;

•	“FOR” Proposal Two – Non-Binding Advisory Vote Approving the Company’s Executive Compensation;
•	“FOR” Proposal Three – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2021; and
•	“FOR” Proposal Four – the Approval of our Stock Option Exchange Program.
We will also consider other business, if any, that properly comes before the annual meeting.
Who is entitled to vote?
The record date for the annual meeting is the close of business on April 14, 2021. As of the record date, [•] shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.
What do I need for admission to the annual meeting?
Admittance is limited to stockholders of the Company. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TCDA2021. Such questions must be confined to matters properly before the Annual Meeting and of general company concern. You will also be able to vote your shares electronically at the Annual Meeting. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online access will open at 7:15 a.m. Pacific Daylight Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/TCDA2021.
How can I vote my shares without attending the annual meeting?
If you are a holder of record of shares of our common stock, you may direct your vote without attending the annual meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the annual meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the annual meeting and voting your shares electronically.
Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the annual meeting, your vote at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Three). The remaining proposals to be considered (Proposals One, Two and Four) are considered non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Three, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Two and Proposal Four, or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.
What vote is required to approve each matter to be considered at the annual meeting?
Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The three directors receiving the highest number of “FOR” votes will be elected as Class III directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.
Non-Binding Advisory Vote Approving the Company’s Executive Compensation (Proposal Two). The vote for Proposal Two will be decided by the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. A broker non-vote on Proposal Two will not have any effect on the voting results for Proposal Two. This is an advisory vote and is not binding on our board of directors. However, our compensation committee and our board of directors expect to take into account the outcome of the vote when considering future decisions regarding executive compensation.
Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021 (Proposal Three). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Three. An abstention on Proposal Three will have the same effect as a vote “AGAINST” Proposal Three. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Three.
Approval of Stock Option Exchange Program (Proposal Four). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Four. An abstention on Proposal Four will have the same effect as a vote “AGAINST” Proposal Four. A broker non-vote on Proposal Four will not have any effect on the voting results for Proposal Four.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting.

What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:
•	will be counted as present for purposes of establishing a quorum;
•
will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Three); and

•
will not be counted in connection with the election of three Class III directors (Proposal One); the non-binding advisory vote to approve the Company’s executive compensation (Proposal Two); the approval of the stock option exchange program (Proposal Four) or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposals One, Two or Four.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.
Will a stockholder list be available for inspection?
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available on the annual meeting website and, for 10 days prior to the annual meeting, at Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Daylight Time.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE:

ELECTION OF THREE CLASS III DIRECTORS
General
Our board of directors currently consists of seven directors, which are divided into three classes with staggered, three-year terms. Our bylaws provide that our board of directors will consist of not less than seven (7) and not more than twelve (12) directors. At the annual meeting, our stockholders will elect three Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2024. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors nominated each of Ms. Kathryn Falberg, Dr. Gerrit Klaerner and Dr. Klaus Veitinger for election to our board of directors as Class III directors at the annual meeting. All three nominees currently serve on our board of directors and have consented to be named in this proxy statement. Each nominee has agreed to serve as a director, if elected, until the 2024 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Information Regarding Nominees and Continuing Directors
The following table sets forth information with respect to our directors, including the three nominees for election at the annual meeting:
Name	Age	Director Since	Board Committees
Class III Directors – Nominees for Election at the Annual Meeting
Ms. Kathryn Falberg	60	May 2018	Audit (Chair)
Dr. Gerrit Klaerner, Ph.D.	50	July 2013	—
Dr. Klaus Veitinger, M.D., Ph.D., M.B.A.	59	February 2014	Nominating and Corporate Governance (Chair)

Class I Directors – Term Expiring at the 2022 Annual Meeting
Dr. Sandra Coufal, M.D.	57	July 2013	Compensation
Dr. David Hirsch, M.D., Ph.D.	50	July 2016	Audit, Compensation

Class II Directors – Term Expiring at the 2023 Annual Meeting
Dr. Robert Alpern, M.D.	70	October 2013	Nominating and Corporate Governance
Dr. David Bonita, M.D.	45	January 2014	Audit, Compensation (Chair), Nominating and Corporate Governance
Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.
Board Nominees — Class III Directors
Ms. Kathryn Falberg has served as a member of our board of directors since May 2018. From March 2012 to March 2014, Ms. Falberg served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From December 2009 to March 2012, Ms. Falberg held the position of Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg served various roles at Amgen Inc., including as Senior Vice President, Finance and Strategy, and Chief Financial Officer, and as Vice President, Chief Accounting Officer,

and as Vice President, Treasurer. Ms. Falberg currently serves on the boards of public companies, including Arcus Biosciences, Inc., Nuvation Bio, Urogen Pharma Ltd., and The Trade Desk, Inc. Ms. Falberg previously served on the boards of directors of Aimmune Therapeutics, Axovant Sciences, Ltd., BioMarin Pharmaceutical Inc., Medivation Inc., Halozyme Therapeutics, Inc., aTyr Pharma, Inc., and multiple other companies. Ms. Falberg is an inactive certified public accountant. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles.
We believe Ms. Falberg is qualified to serve on our board of directors due to her extensive background in the life science industry and her leadership experience as a senior financial executive, director and audit committee member of various other companies in the life science industry.
Dr. Gerrit Klaerner, Ph.D., our founder, has served as a member of our board of directors since July 2013 and as our Chief Executive Officer and President since August 2013. Dr. Klaerner was a founder of Relypsa, Inc. and served as its President and as a member of its board of directors from October 2007 until June 2013. Dr. Klaerner co-founded Ilypsa, Inc. in 2003 and served as its Chief Business Officer and Senior Vice President from December 2006 until July 2007 and its Director of Technology Assessment and Business Development from January 2003 until December 2006. Dr. Klaerner served in Symyx Technologies, Inc. from October 1998 until January 2003 as Staff Scientist, Senior Staff Scientist and Director of Business Development. Dr. Klaerner received his Ph.D. in polymer and organic chemistry from the Max Planck Institute for Polymer Research in Mainz, Germany, his M.S. in Chemistry from the Philipps University of Marburg and completed post-doctoral research at Stanford University and the IBM Almaden Research Center.
We believe that Dr. Klaerner is qualified to serve as our President and Chief Executive Officer and on our board of directors due to his extensive experience in leadership and management roles at various life sciences companies.
Dr. Klaus R. Veitinger, M.D., Ph.D., M.B.A., has served as a member of our board of directors since February 2014 and as our Chairman of the Board since September 2015. Dr. Veitinger has served as a Venture Partner with OrbiMed Advisors LLC, an affiliate of one of our principal stockholders, since October 2007. Prior to OrbiMed Advisors, Dr. Veitinger was a Member of the Executive Board of Schwarz Pharma AG and the Chief Executive Officer of Schwarz Pharma, Inc. with responsibility for the U.S. and Asia businesses. Dr. Veitinger has served on the boards of public companies, including Intercept Pharmaceuticals, Inc. from August 2012 until July 2016 and Relypsa, Inc. from October 2010 until June 2015, and currently serves on the board of scPharmaceuticals, Inc. since November 2017. Dr. Veitinger currently serves on the boards of directors of the following private companies: Neurogastrx, Inc. and Promentis Pharmaceuticals, Inc. For seven years he was a Director of PhRMA. Dr. Veitinger received his M.D. and his Ph.D. from the University of Heidelberg. He earned his M.B.A. at INSEAD in France.
We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.
Continuing Directors – Class I Directors
Dr. Sandra I. Coufal, M.D., has served as a member of our board of directors since July 2013 and as a member of our Scientific Advisory Board since August 2013. Dr. Coufal is a co-founder and has served as a co-manager of Sibling Capital Ventures LLC, an affiliate of one of our principal stockholders, since 2013. Dr. Coufal was a co-founder and a co-manager of Sibling Capital, LLC from 2012 to 2016. For the past 19 years, Dr. Coufal has been the Biomedical Advisor for the Genomics Institute of the Novartis Research Foundation. Dr. Coufal served as the Head of the Division of Internal Medicine at the Torrey Pines site of Scripps Clinic from 1997 until 1999, and was a member of the board of directors of Scripps Green Hospital from 1997 until 1999. Dr. Coufal founded and served on Relypsa, Inc.’s Scientific Advisory Board since 2007 and was a co-founder of Ilypsa’s Scientific Advisory Board. Dr. Coufal has served on the boards of directors of BioAesthetics Corporation and SafetySpot Inc. since February 2016 and March 2017, respectively. On a volunteer basis, Dr. Coufal has served on the Advisory Board of the New Orleans BioFund since 2017. She has also served in a volunteer capacity on the Advisory Board of The Vision of Children Foundation since 2017. Dr. Coufal has been a Member of the Advisory Board of the Rancho Santa Fe Women’s Fund since 2015, serving as its Advisory Chair from 2016-2018. Dr. Coufal served as Associate Faculty in the Division of Internal Medicine for the University of California, San Diego, unsalaried. She completed an internship and residency in Internal Medicine at the University of Texas Southwestern Medical School at Dallas. Dr. Coufal received her

M.D. from the University of Texas Southwestern Medical School at Dallas and received her B.S. in Science Preprofessional Studies from the University of Notre Dame and was designated a Notre Dame Scholar.
We believe that Dr. Coufal is qualified to serve on our board of directors due to her experience as an investor in the life sciences industry and her extensive experience as a practicing physician.
Dr. David Hirsch, M.D., Ph.D., has served as a member of our board of directors since July 2016. Since 2007, Dr. Hirsch has served as a Founder and Managing Director at Longitude Capital Management, an affiliate of one of our principal stockholders, where he focuses on investments in biotechnology. From 2005 to 2006, Dr. Hirsch was Vice President of Pequot Ventures where he worked in the life sciences practice. Prior to Pequot Ventures, Dr. Hirsch was an Engagement Manager in the pharmaceutical practice of McKinsey & Co. Dr. Hirsch currently serves on the boards of directors of the following public companies: Molecular Templates, Inc., since 2017 and Poseida Therapeutics, Inc. since 2018. Dr. Hirsch also serves on the boards of directors of the following private companies: Amunix Pharmaceuticals and Rapid Micro Biosystems, Inc., and Dr. Hirsch previously served on the boards of directors of Inflazome, Ltd., Collegium Pharmaceutical, Inc., Civitas Therapeutics, Inc., Precision Therapeutics, Inc., Velicept Therapeutics, Inc., and Zavante Therapeutics, Inc. (acquired by Nabriva (NBVA)). Dr. Hirsch received his B.A. in Biology from The Johns Hopkins University, his M.D. from Harvard Medical School and his Ph.D. in Biology from the Massachusetts Institute of Technology.
We believe that Dr. Hirsch is qualified to serve on our board of directors due to his perspective and experience as an investor and board member in the life sciences industry, as well as his strong medical and scientific background.
Continuing Directors – Class II Directors
Dr. Robert J. Alpern, M.D., has served as a member of our board of directors since October 2013 and as chairman of our Scientific Advisory Board from October 2013 through May 2018. Dr. Alpern has served as Ensign Professor of Medicine (Nephrology) and Cellular and Molecular Physiology and as Professor of Internal Medicine and Cellular and Molecular Physiology since February 2020. Dr. Alpern previously served as the Ensign Professor of Medicine (Nephrology) and Professor of Internal Medicine at Yale University and as Dean of Yale School of Medicine from June 2004 until January 2020. He served as a Member of the Scientific Advisory Board at Relypsa, Inc. from 2007 until 2014 and Ilypsa, Inc. from 2004 until 2007. From July 1998 until May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical School. Dr. Alpern has served as a director of AbbVie Inc. since January 2013, Abbott Laboratories since October 2008 and served on the board of trustees of Yale-New Haven Hospital from October 2005 until January 2020. Dr. Alpern was on the leadership committee of the American Society of Nephrology and served as its president. Dr. Alpern has held or been awarded field-specific journal editorial board and fellowship positions, leadership positions in advisory councils and associations, and teaching awards. Dr. Alpern received his M.D. from the University of Chicago Pritzker School of Medicine and his B.A. in Chemistry from Northwestern University.
We believe that Dr. Alpern is qualified to serve on our board of directors due to his extensive background in medicine and his experience as a board member in the life sciences industry.
Dr. David Bonita, M.D., has served as a member of our board of directors since January 2014. Dr. Bonita is a member of OrbiMed Advisors LLC, an investment firm. Dr. Bonita currently serves on the boards of directors of Acutus Medical Inc., IMARA Inc., Prelude Therapeutics, Inc., and Repare Therapeutics Inc., as well as several private companies. Dr. Bonita also previously served on the boards of directors of Clementia Pharmaceuticals Inc., Loxo Oncology, Inc., SI-BONE, Inc., and ViewRay Inc. Prior to OrbiMed, Dr. Bonita worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He has published scientific articles in peer-reviewed journals based on signal transduction research performed at Harvard Medical School. He received his B.A. in biology from Harvard University and his joint M.D./M.B.A. from Columbia University
We believe that Dr. Bonita is qualified to serve on our board of directors based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS III BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE
Director Independence
Nasdaq rules require that independent directors comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Our board of directors has determined that Dr. Klaus Veitinger, Dr. Robert Alpern, Dr. David Bonita, Dr. Sandra Coufal, Ms. Kathryn Falberg and Dr. David Hirsch qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Gerrit Klaerner is not independent due to his role as Chief Executive Officer and President of the Company. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Leadership Structure of the Board of Directors
Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Dr. Klaus Veitinger currently serves as our Chairman of the Board.
As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Gerrit Klaerner serves as our Chief Executive Officer and President while Dr. Klaus Veitinger serves as our Chairman of the Board but is not an officer of our Company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Board of Directors’ Role in Risk Oversight
Our board of directors takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of stockholder value. Our board of directors assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position and the impact of our operations on our cost structure. In addition, our board of directors reviews and assesses information regarding cybersecurity risks with management, including regular cybersecurity updates on cyber-attacks; Company-wide cyber awareness training targeting 12 training modules annually and internal phish testing, the results of which are generally reported to the audit committee; and an annual cybersecurity audit including internal and external penetration testing performed by a third party in the fourth quarter of each year. Our board of directors’ approach to risk management includes understanding the risks we face, analyzing them with the latest information available and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.
Certain committees of our board of directors actively manage risk within their given purview and authority. Our audit committee has the responsibility for overseeing our major financial, legal, and regulatory risk exposures, which span a variety of areas including litigation, regulatory compliance, reputational and policy matters, financial reporting and cybersecurity. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Our compensation committee evaluates risks arising from compensation policies and practices. Our nominating and corporate governance committee evaluates risks arising from our corporate governance practices. Each of our committees provides reports to the full board of directors regarding these and other matters.
Evaluations of the Board of Directors
The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.
Meetings of the Board of Directors
Our board of directors held 9 meetings during the year ended December 31, 2020. During 2020, each person currently serving as a director attended at least 80% of the aggregate of the total number of meetings of the board of directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting. All of our directors attended the 2020 annual meeting of stockholders.
Committees of the Board of Directors
Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. The audit committee met 4 times in 2020, the compensation committee met 5 times in 2020 and the nominating and corporate governance committee met once in 2020.
Committee Composition

Audit Committee
Our board of directors has an audit committee and our board of directors has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:
•	our accounting and financial reporting process;
•	appointing our independent registered public accounting firm;
•	evaluating the independent registered public accounting firm's qualifications, independence and performance;

•	the compensation, retention, oversight of the work of, and termination of the independent public accounting firm;
•	discussing with management and the independent registered public accounting firm the results of the annual audit and the preview of our quarterly financial statements;
•	pre-approving all audit and permitted non-audit and tax services to be provided.
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•
reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	overseeing our risk assessment and risk management process with respect to financial reporting, trading in our securities, fraud healthcare compliance, privacy and cyber-security; and
•	reviewing our critical accounting policies and estimates.
All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Falberg is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC and Nasdaq, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Dr. Bonita, Dr. Hirsch and Ms. Falberg are independent under these heightened audit committee independence standards. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
Compensation Committee
Our board of directors has a compensation committee and our board of directors has adopted a compensation committee charter, which defines the compensation committee’s principal functions, including recommending policies relating to compensation and benefits of our directors, officers and employees. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluate the performance of our Chief Executive Officer in light of those goals and objectives and approves the compensation of the Chief Executive Officer based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. Each of the members of our compensation committee has been determined to be independent under the applicable rules and regulations of Nasdaq, after considering the additional factors relevant to the independence of compensation committee members under the applicable standards of the SEC and Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.
Nominating and Corporate Governance Committee
Our board of directors has a nominating and corporate governance committee and our board of directors has adopted a nominating and corporate governance committee charter. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors and any of its committees. Among other matters, the nominating and corporate governance committee is responsible for developing and monitoring compliance with our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee oversees the annual board evaluation process. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
In the process of identifying, screening and recommending director candidates to the full board of directors, the nominating and corporate governance committee takes into consideration the needs of the board of directors and the qualifications of the candidates, such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and willingness to devote adequate time to board of directors duties. The board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. While the Company does not have a formal policy on diversity for members of the board of directors, the nominating and corporate governance committee values the need for diversity of director skills and viewpoints when considering new candidates. The nominating and corporate governance committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2020, none of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our board of directors or compensation committee.
Corporate Governance Guidelines
The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link.
Code of Business Conduct and Ethics
The board of directors has adopted our Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Stock Ownership by Directors
The board of directors believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. Accordingly, each director is required to own common stock (or equivalents) having a value of at least three times the annual retainer fee, within three years of becoming a director. In the event the annual retainer fee is increased, directors will have one year to meet the new ownership guidelines. The board of directors will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. All of the directors currently comply with these guidelines.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.
Delinquent Section 16(a) Reports
Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year with one exception: a Form 4 reporting a December 11, 2020 acquisition of common stock by Robert McKague was filed on December 23, 2020.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions. In addition, our Code of Business Conduct and Ethics requires that our officers and employees avoid taking for themselves personally opportunities that are discovered through the use of our property, information or position or use of our property, information or position for personal gain.
A related person transaction includes transactions in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

A related person transaction does not include the compensation arrangements with our directors and executive officers that are described elsewhere in this proxy statement. There have not been any related person transactions since January 1, 2020.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following report of the compensation committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
Our compensation committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the compensation committee of the board of directors.
Dr. David Bonita, M.D., Chair
Dr. Sandra I. Coufal, M.D.
Dr. David Hirsch, M.D., Ph.D.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.
This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2020 and our executive compensation philosophies and objectives.
Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers serving in such roles as of December 31, 2020 and one former executive officer of the Company who separated from the Company during 2020 (collectively, the “Named Executive Officers”). For 2020, our Named Executive Officers were:
Name	Title
Gerrit Klaerner, Ph.D.	President and Chief Executive Officer
Geoffrey M. Parker	Executive Vice President, Chief Financial Officer
Dawn Parsell, Ph.D.	Executive Vice President, Clinical Development
Robert McKague	Executive Vice President, General Counsel & Chief Compliance Officer
Wilhelm Stahl, Ph.D.	Executive Vice President, Chief Technology Officer
Susannah Cantrell, Ph.D.(1)	Former Executive Vice President, Chief Commercial Officer
(1)	Dr. Cantrell's employment with the Company terminated as of October 30, 2020.
Executive Summary
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
2020 Highlights
During 2020, our strategic priorities were impacted by the COVID-19 pandemic and the FDA’s decision to issue a Complete Response Letter, or CRL, for the New Drug Application, or NDA, for our sole drug product candidate, veverimer, which resulted in a delay in expected approval and commercialization. As such, we were unable to fully execute on our strategic priorities. However, we believe that we have made significant progress on several fronts. Highlights from 2020 include:
•
Following the receipt of the CRL, we have made progress with the FDA to understand the deficiencies identified in the CRL and determine a possible path forward for the resubmission of the NDA for veverimer;

•
We laid a strong foundation for the commercial launch of veverimer through an expanded disease education and awareness program, sponsorship of Continuing Medical Education, or CME, programs and over 20 presentations or publications of new data on veverimer, metabolic acidosis, health and economic impacts of metabolic acidosis or the link between metabolic acidosis and CKD progression, and met with 126 payers representing approximately 310 million lives;

•
As of December 31, 2020, the VALOR-CKD trial had randomized 1,363 of 1,600 subjects with an average treatment duration of approximately one year and has accrued 57 of the 511 required subjects with positively adjudicated primary endpoint events;

•
Continued execution on our global IP strategy, resulting in the allowance of a U.S. patent application that, upon issuance in 2021 extended protection for veverimer to 2038 in the U.S., and the issuance of an additional 126 patents in 47 different countries, including Australia, China, Israel, Japan, Russia and numerous European and European extension states; and

•
In order to secure additional capital to fund operations, in May 2020, we issued $200.0 million aggregate principal amount of 3.50% convertible senior notes due 2027, or Convertible Senior Notes, pursuant to which we pay interest semiannually in arrears at a rate of 3.50% per year.

Due to the delay in regulatory approval and commercialization of veverimer, on September 10, 2020, the compensation committee of the board of directors, or Committee, approved the Tricida, Inc. 2020 Reduction in Force Severance Benefit Plan, or 2020 Restructuring Plan. On September 18, 2020, the Company implemented a restructuring under the 2020 Restructuring Plan to streamline the organization and preserve capital that included the elimination of approximately 21.5% of the Company's workforce and other cost reductions. Following the completion of the Company’s End-of-Review Type A meeting with the FDA, on October 25, 2020, the Company's Board of Directors approved and on October 28, 2020, the Company implemented a restructuring under the 2020 Restructuring Plan, or Fourth Quarter 2020 Restructuring, to reduce operating costs and better align its workforce with the needs of its business. Under the Fourth Quarter 2020 Restructuring, the Company reduced its workforce by approximately 60.0% and achieved other cost reductions.
The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. In setting compensation, the Committee also considers the competitive market, as discussed further below, and seeks to recognize and reward high performers through meaningful merit adjustments and bonus and equity incentive opportunities. As in prior years, for 2020, the material elements of our executive compensation program were base salary, a cash incentive opportunity and equity-based compensation in the form of stock options. In addition, in September 2020, the Committee approved a retention program in order to motivate employees and to minimize employee departures during the critical 2020 - 2021 time period for achieving resubmission and approval of the Company’s NDA for veverimer and commercial launch. Each continuing employee of the

Company, including the Named Executive Officers, participated in the retention program. The retention program applicable to the Named Executive Officers was delivered in the form of performance-based stock options, performance-based cash awards and time-based restricted stock units, or RSUs.
Our Executive Compensation Practices
The Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Committee believes reinforces our executive compensation objectives:
•	A significant percentage of target annual compensation delivered in the form of variable compensation tied to performance and/or stock price appreciation.
•	Our Committee performs a market comparison of executive compensation against a relevant peer group.
•	Our Committee retains an independent compensation consultant reporting directly to the Committee and providing no other services to the Company.
•	We do not have tax gross-ups for compensation received in connection with a change in control.
•	We do not have executive perquisites.
•	We do not have excessive severance benefits.
•	We do not allow repricing of underwater stock options under our current equity incentive plan without stockholder approval.
2020 Say-On-Pay Vote
The Company received approximately 99.7% support for its “say on pay” vote at the Company’s 2020 annual meeting of stockholders. After considering these results, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2020 “say on pay” vote.
Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. In 2020, the Committee adjusted annual base salary levels based on a review of market data and individual performance. Mr. McKague’s base salary was determined when he joined the Company based on a review of market data as well as the Company’s historical compensation practices.
The table below sets forth the 2019 and 2020 base salary level for each of our Named Executive Officers:
Named Executive Officer	2019 Annualized Base Salary	2020 Annualized Base Salary
Gerrit Klaerner, Ph.D.	$587,600	$600,000
Geoffrey M. Parker	427,232	437,912
Dawn Parsell, Ph.D.	420,000	436,800
Robert McKague	N/A(1)	400,000
Wilhelm Stahl, Ph.D.	417,768	417,768
Susannah Cantrell, Ph.D.(2)	400,000	418,000
(1)	Mr. McKague joined the Company in March 2020. The amount reported for 2020 reflects his annualized base salary and has not been adjusted to reflect his partial year of service.
(2)
Dr. Cantrell’s employment with the Company terminated in October 2020. The amount reported for 2020 reflects her annualized base salary and has not been adjusted to reflect her partial year of service.

Cash Incentives
During 2020, we provided our senior leadership team with short-term incentive compensation through our cash bonus plan, the Tricida, Inc. Annual Incentive Plan, or the AIP. Cash incentives hold executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our AIP provides cash incentive award opportunities for the achievement of performance goals established by the Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Committee. The Committee also retains discretion to reduce payouts for any factors it deems appropriate.
The table below sets forth the 2019 and 2020 target bonus opportunities for each of our Named Executive Officers under the AIP:
Named Executive Officer	2019 Target Bonus Opportunities	2020 Target Bonus Opportunities
Gerrit Klaerner, Ph.D.	55%	60%
Geoffrey M. Parker	40%	45%
Dawn Parsell, Ph.D.	30%	40%
Robert McKague(1)	N/A	40%
Wilhelm Stahl, Ph.D.	30%	40%
Susannah Cantrell, Ph.D.(2)	35%	40%
(1)
Mr. McKague’s target opportunity was determined when he joined the Company in March 2020 based on a review of market data but was increased from 30% to 40% in September 2020 by the Committee retroactively to align with the Company’s historical compensation practices.

(2)	Dr. Cantrell’s employment with the Company terminated in October 2020 and she was therefore ineligible to receive payout under the 2020 AIP.
2020 AIP Pay-for-Performance Alignment
The Committee undertakes a rigorous review and analysis to establish performance goals under the AIP. For each Named Executive Officer other than Dr. Klaerner, 50% of his or her 2020 AIP target was based on a qualitative assessment of individual performance and 50% was based on Company-wide performance goals relating to (i) regulatory developments, (ii) commercial operations, (iii) clinical activities, (iv) technical operations and (v) financial activities. Dr. Klaerner’s entire 2020 AIP target was based on Company-wide performance goals. For 2020, the Committee established the following performance goals and weightings under the AIP with respect to the Company-wide performance goals. The performance goals were designed to be achievable, but required the coordinated, cross-functional focus and effort of the executives.
•	Regulatory Developments (weighted 30%) - achieve FDA approval for veverimer by the PDUFA date of August 22, 2020
•	Commercial Operations (weighted 30%) - achieve successful launch of veverimer
•	Clinical Activities (weighted 15%) - complete enrollment in the ongoing VALOR-CKD trial
•	Technical Operations (weighted 12.5%) - provide drug product to support commercial launch
•	Financial Activities (weighted 12.5%) - to fund operations to profitability
As previously disclosed, in August 2020, the Company received a CRL from the FDA related to the Company’s NDA for veverimer. The resulting delay in regulatory approval also impacted the goals associated with commercialization and profitability. The timeline for completion of enrollment of the ongoing VALOR-CKD trial was extended beyond the end of 2020. Accordingly, management recommended and the Committee determined that 2020 AIP would not fund and, accordingly, none of our Named Executive Officers received a payout under the 2020 AIP.
Equity Incentive Program
To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. The 2020 equity grants were determined based on individual performance, input of the

Committee’s independent compensation consultant, and the Committee’s review of the public company market data described below, with the general goal of aligning equity compensation with the 75th percentile of the market data. Mr. McKague’s grant also consisted of a new hire grant, with the value determined based on the Company’s historical compensation practices as well as relevant market data. In early 2020, the Committee awarded Dr. Klaerner, Mr. Parker, Dr. Parsell, Mr. McKague, Dr. Stahl and Dr. Cantrell stock options to purchase 292,000, 130,000, 130,000, 210,000, 40,000 and 100,000 shares of our common stock, respectively. The 2020 stock option grants generally vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment.
Retention Awards
In September 2020, the Committee approved performance-based retention awards to the Company’s employees, including each of the then-serving Named Executive Officers, which were intended to retain and incent the executive officers and further align their interests with the interests of our stockholders. Specifically, these retention awards were granted to motivate employees and to minimize employee departures during the critical 2020 - 2021 time period for achieving approval of the Company’s NDA for veverimer and commercial launch. The retention awards program was designed to reward employee performance and achievement based on the attainment of the following corporate objectives which were deemed critical to the Company’s success:
1)	Occurrence of the End-of-Review Type A meeting with the FDA by December 31, 2020;
2)	Resubmission of the NDA for veverimer by December 31, 2022;
3)	Approval of the NDA for veverimer by December 31, 2022; and
4)	Commercial launch by December 31, 2022.
The retention award amounts, which consisted of cash and equity components, were determined after consultation with Compensia. The retention awards granted to the Company’s Named Executive Officers consisted of (i) stock options, which were equal to one-half the annual stock award value, vest 25% upon an NDA resubmission, 50% upon an NDA approval and 25% upon a commercial launch, in each case, that occurs by December 31, 2022 (the “Retention Stock Options”); (ii) RSUs, which were calculated as a percentage of the then-current 2020 annual base salary, will fully vest on December 31, 2021, subject to the executive’s continued employment through the vesting date (the “Retention RSUs”); and (iii) cash retention awards (the “Cash Retention Awards”), which were calculated as a percentage of the then-current 2020 annual base salary, will vest in four equal installments upon the occurrence of each of the corporate objectives described above. An End-of-Review Type A meeting occurred in October 2020 and the first installments of the Cash Retention Awards were accordingly paid in November 2020. In addition, Dr. Klaerner received a grant of 100,000 stock options with vesting subject to NDA approval for veverimer by December 31, 2022.
The table below shows the target number of shares subject to the Retention Stock Options and Retention RSUs and the target amount of the Cash Retention Awards for each Named Executive Officer.
Named Executive Officer	Target Number of Shares Subject to Retention Stock Options	Target Number of Shares Subject to Retention RSUs	Target Cash Retention Award
Gerrit Klaerner, Ph.D.	246,000(1)	8,000	$480,000
Geoffrey M. Parker	65,000	4,000	218,956
Dawn Parsell, Ph.D.	65,000	4,000	218,400
Robert McKague	52,500	4,000	200,000
Wilhelm Stahl, Ph.D.	50,000	4,000	208,884
Susannah Cantrell, Ph.D.(2)	50,000	4,000	209,000
(1)	This amount includes the additional stock option grant of 100,000 shares with vesting based on NDA approval for veverimer by December 31, 2022.
(2)	Dr. Cantrell forfeited her retention awards upon her departure from the Company in October 2020.

Other Elements of Our 2020 Executive Compensation Program
Severance Arrangements
During 2020, the Named Executive Officers were each participants in the Tricida, Inc. Executive Severance Benefit Plan, as amended, or the Executive Severance Plan, which provides severance benefits upon certain qualifying terminations of employment with the Company. The Committee believes that these severance benefits help secure the continued employment and dedication of our Named Executive Officers and are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior management. The terms of the severance benefits were determined based on a review of market practices and the input of the Committee’s independent compensation consultant and, consistent with market practices, do not include change in control-related tax gross-ups.
In February 2020, the Committee amended the Executive Severance Plan to create a new tier of benefits for employees holding the title of Executive Vice President. As a result of the amendment, the cash severance benefits payable to such employees, expressed as a multiple of a participant’s monthly base salary, were increased based on a review of market data. Following this amendment, the cash severance benefit, expressed as a multiple of monthly base salary, and the number of months of fully-subsidized COBRA continuation coverage, in each case, were increased (i) from nine months to 10 months for a qualifying termination not in connection with a change in control and (ii) from 12 months to 15 months for a qualifying termination in connection with a change in control. The Named Executive Officers, other than the Chief Executive Officer, are under this new tier of benefits.
In connection with her termination of employment in October 2020, Dr. Cantrell was eligible to receive ten months of cash severance benefits and fully subsidized COBRA continuation coverage, as described above. Pursuant to the terms of the applicable award agreements, Dr. Cantrell forfeited all equity awards held by her that were unvested as of her termination date.
See the “2020 Potential Payments upon Termination or Change in Control” section for additional information regarding the employment arrangements with each of our Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2020 or, in the case of Dr. Cantrell received upon termination of employment.
Other Benefits
Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time employee, which includes participation in our qualified defined contribution plan. We do not provide perquisites that are often provided at other companies to executive officers.
How We Make Executive Compensation Decisions
Role of the Board, Compensation Committee and our Executive Officers
The Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Committee takes into account the nominating and corporate governance committee’s review of the Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.
Guidance from Independent Compensation Consultant
Compensia is engaged at the sole discretion of the Committee to provide executive compensation consulting services. With respect to 2020, Compensia provided services related to the review of 2020 compensation adjustments, including a review of peer group compensation data, awards under our equity incentive program, the setting of performance goals in our annual incentive plan, an analysis of the relationship between the Company’s pay and performance relative to peers, trends and tax and regulatory developments with respect to executive compensation, our compensation peer group, our non-employee director compensation program, advised on our 2020 retention awards program and assistance with this Compensation Discussion and Analysis. Compensia is retained by and reports to the Committee and, at the request of the Committee, participates in Committee meetings. Compensia did not provide any services to the Company with respect to 2020 other than those provided to the Committee. The Committee reviewed the independence of Compensia under Nasdaq and SEC rules and concluded that the work of Compensia has not raised any conflict of interest.
Comparison to Relevant Peer Group
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Committee reviews market data for peer group companies. The Committee believes that our executive compensation peer group should reflect the markets in which the Company competes for business, executive talent and capital and selects companies based on the following peer selection criteria:
•	Industry: Biotechnology & Pharmaceuticals
•	Market Capitalization: $560 million to $6.7 billion (approximately 1/3x to 4x the Company's market capitalization)
•	Stage of Lead Drug Candidate
•	Revenue comparability
•	Number of employees
•	Therapeutic focus
•	Location
•	Total Shareholder Return
In selecting companies for our peer group, the Committee considers recommendations from Compensia. The Committee approved the following peer group of companies to evaluate 2020 executive compensation decisions: Acceleron Pharma; Aimmune Therapeutics; Arena Pharmaceuticals; Biohaven Pharmaceutical; Cara Therapeutics; ChemoCentryx; Cytokinetics; Deciphera Pharmaceuticals; Epizyme; Esperion Therapeutics; FibroGen; Global Blood Therapeutics; Iovance Biotherapeutics; Karyopharm Therapeutics; MyoKardia; Reata Pharmaceuticals; Rhythm Pharmaceutical; Xencor; and Zogenix. This is the same peer group that was used for evaluating 2019 compensation decisions, except Alder BioPharmaceuticals was removed due to its acquisition, and ImmunoGen, MacroGenics and Retrophin were removed due to low market capitalization and Cytokinetics, Epizyme, FibroGen and Iovance Biotherapeutics were added in order to better align the Company to industry peers with similar market capitalization.
We believe that the compensation practices of our 2020 peer group provided us with appropriate benchmarks for evaluating the compensation of our Named Executive Officers for 2020 because of the developmental, market and organizational characteristics we shared with the companies in our peer group. In comparing the Company’s executive compensation program to the peer group, the Committee generally seeks to align cash compensation with the 50th percentile of the peer group and equity compensation with the 75th percentile of the peer group, with deviations to recognize and reward high performers.

2020 Summary Compensation Table
The following table shows information regarding the compensation of our Named Executive Officers for services performed in the year ended December 31, 2020 and, to the extent required by applicable SEC executive compensation disclosure rules, December 31, 2019 and 2018.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Gerrit Klaerner, Ph.D., President and Chief Executive Officer	2020	$597,933	$—	$93,680	$8,076,824	$120,000	$2,043	$8,890,480
	2019	583,833	64,636	—	9,195,004	323,180	2,043	10,168,696
	2018	503,333	—	—	682,982	310,750	—	1,497,065

Geoffrey M. Parker, Executive Vice President, Chief Financial Officer	2020	436,132	11,464	46,840	3,280,636	54,739	—	3,829,811
	2019	424,493	—	—	2,161,167	196,527	—	2,782,187
	2018	407,508	—	—	147,364	164,320	2,333	721,525

Dawn Parsell, Ph.D., Executive Vice President, Clinical Development	2020	434,000	16,316	46,840	3,280,636	54,600	—	3,832,392
	2019	416,667	17,053	—	2,373,266	144,900	—	2,951,886
	2018	166,667	15,576	—	3,172,187	50,000	253,989	3,658,419

Robert McKague, Executive Vice President, General Counsel & Chief Compliance Officer	2020	325,000	111,464	46,840	4,352,992	50,000	—	4,886,296

Wilhelm Stahl, Ph.D., Executive Vice President, Chief Technology Officer	2020	417,768	—	46,840	1,221,422	52,221	2,073	1,740,324

Susannah Cantrell, Ph.D., Executive Vice President, Chief Commercial Officer	2020	345,333	—	46,840	2,523,566	52,250	381,326	3,349,315
	2019	372,821	100,000	—	3,445,047	150,500	2,153	4,070,521
(1)	The amounts reflect the base salaries earned during each reporting year.
(2)
The amount reported in this column for Mr. McKague represents (i) a $100,000 sign-on bonus granted in connection with his commencement of employment with us and (ii) a one-time bonus of $11,464. The amounts reported in this column for Mr. Parker and Dr. Parsell represent one-time bonuses of $11,464 and $16,316, respectively.

(3)
For 2020, amounts reflect the aggregate grant date fair value of the Retention RSUs granted in 2020, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, based on the closing stock price on the date of grant.

(4)
For 2020, amounts reflect the aggregate grant date fair value of stock options awarded in 2020, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation based on the following assumptions: risk-free interest rate of 0.3%-1.3%; expected volatility of 68.7%-73.2%; expected term of 5.2-6.1 years and expected dividend rate of 0%. The amounts included in this column for the Retention Stock Options are calculated based on the probable satisfaction of the performance conditions for such awards at the time of grant. Assuming the highest level of performance is achieved for the Retention Stock Options, the maximum value of these awards at the grant date would be as follows: Dr. Klaerner $1,739,723; Mr. Parker $459,324; Dr. Parsell $459,324; Mr. McKague $370,993; Dr. Stahl $353,326; and Dr. Cantrell $353,326.

(5)
The amounts represent the first installment of the Cash Retention Awards paid in November 2020 based on the Company achieving the performance criteria relating to the occurrence of an End-of-Review Type A meeting in October 2020. Please see the Compensation Discussion & Analysis for further information regarding the Cash Retention Awards.

(6)
All other compensation for the year ended December 31, 2020 represents (i) premiums for life insurance for Dr. Klaerner and Dr. Stahl and (ii) severance benefits that Dr. Cantrell became eligible to receive under the Executive Severance Plan in connection with her termination of employment in October 2020 ($381,326).

2020 Grants of Plan-Based Awards Table
The following table provides information regarding the possible payouts to our Named Executive Officers in 2020 under the AIP, the Cash Retention Awards and the equity awards received by our Named Executive Officers in 2020 under the Tricida, Inc. 2018 Equity Incentive Plan, or the 2018 Plan.
		Estimated Possible Payouts Under Non-equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerrit Klaerner, Ph.D.	—(5)	$—	$360,000	$—	—	—	—	—	—	$—	$—
	—(6)	120,000	480,000	480,000	—	—	—	—	—	—	—
	2/24/2020	—	—	—	—	—	—	—	292,000	35.12	6,337,101
	9/10/2020	—	—	—	36,500	146,000	146,000	—	—	11.71	1,031,713
	9/10/2020	—	—	—	—	100,000	—	—	—	11.71	708,010
	9/10/2020	—	—	—	—	—	—	8,000	—	—	93,680
Geoffrey M. Parker	—(5)	—	197,060	—	—	—	—	—	—	—	—
	—(6)	54,739	218,956	218,956	—	—	—	—	—	—	—
	2/24/2020	—	—	—	—	—	—	—	130,000	35.12	2,821,312
	9/10/2020	—	—	—	16,250	65,000	65,000	—	—	11.71	459,324
	9/10/2020	—	—	—	—	—	—	4,000	—	—	46,840
Dawn Parsell, Ph.D.	—(5)	—	196,560	—	—	—	—	—	—	—	—
	—(6)	54,600	218,400	218,400	—	—	—	—	—	—	—
	2/24/2020	—	—	—	—	—	—	—	130,000	35.12	2,821,312
	9/10/2020	—	—	—	16,250	65,000	65,000	—	—	11.71	459,324
	9/10/2020	—	—	—	—	—	—	4,000	—	—	46,840
Robert McKague	—(5)	—	160,000	—	—	—	—	—	—	—	—
	—(6)	50,000	200,000	200,000	—	—	—	—	—	—	—
	3/9/2020	—	—	—	—	—	—	—	210,000	31.14	3,981,999
	9/10/2020	—	—	—	13,125	52,500	52,500	—	—	11.71	370,993
	9/10/2020	—	—	—	—	—	—	4,000	—	—	46,840
Wilhelm Stahl, Ph.D.	—(5)	—	167,107	—	—	—	—	—	—	—	—
	—(6)	52,221	208,884	208,884	—	—	—	—	—	—	—
	2/24/2020	—	—	—	—	—	—	—	40,000	35.12	868,096
	9/10/2020	—	—	—	12,500	50,000	50,000	—	—	11.71	353,326
	9/10/2020	—	—	—	—	—	—	4,000	—	—	46,840
Susannah Cantrell, Ph.D.	—(5)	—	167,200	—	—	—	—	—	—	—	—
	—(6)	52,250	209,000	209,000	—	—	—	—	—	—	—
	2/24/2020	—	—	—	—	—	—	—	100,000	35.12	2,170,240
	9/10/2020	—	—	—	12,500	50,000	50,000	—	—	11.71	353,326
	9/10/2020	—	—	—	—	—	—	4,000	—	—	46,840
(1)
These amounts represent the threshold, target and maximum share amounts of the Retention Stock Options granted under the 2018 Plan, which, for actively employed executives and other than Dr. Klaerner’s grant of 100,000 stock options, vest 25% upon an NDA resubmission, 50% upon an NDA approval and 25% upon a commercial launch, in each case, that occurs by December 31, 2022. Dr. Klaerner’s grant of 100,000 stock options vest upon NDA approval for veverimer by December 31, 2022.

(2)
These amounts represent Retention RSUs granted under the 2018 Plan, which, for actively employed executives, vest 100% on December 31, 2021, subject to the executive’s continued employment through the vesting date.

(3)
These amounts represent stock options granted under the 2018 Plan. For actively employed executives, the options vest 25% on the first anniversary of the grant date and in subsequent 1/36th increments for each subsequent month of continuous employment.

(4)
These amounts reported represent the aggregate grant date fair value of stock options and RSUs awarded in 2020, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The amounts reported with respect to stock options are based on the following assumptions: risk-free interest rate of 0.3%-1.3%; expected volatility of 68.7%-73.2%; expected term of 5.2-6.1 years and expected dividend rate of 0%. The amounts reported with respect to the Retention Stock Options are based upon the probable outcome of the applicable performance conditions.

(5)	These amounts represent target cash award levels set in 2020 under the AIP. As noted in the Compensation Discussion and Analysis, the Company did not pay any bonuses under the AIP for 2020.
(6)
The threshold, target and maximum plan award amounts reported in these columns represents 25%, 100% and 100% respectively, of the maximum potential payouts under the Cash Retention Awards. Amounts actually paid to the Named Executive Officer with respect to the Cash Retention Awards in 2020 are reported as Non-Equity Incentive Plan Compensation in the 2020 Summary Compensation Table.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table presents information regarding the outstanding stock options and RSUs held by each of the named executive officers as of December 31, 2020. Outstanding stock options held by Dr. Cantrell as of December 31, 2020 were canceled in January 2021.
			Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Gerrit Klaerner Ph.D.	3/9/2015	3/1/2015	109,296	—	—	$0.80	3/8/2025	—	$—
	2/24/2016	1/1/2016	75,376	—	—	0.96	2/23/2026	—	—
	9/27/2016	6/8/2016	76,633	—	—	1.68	9/26/2026	—	—
	11/3/2016	10/1/2016	115,577	—	—	1.68	11/2/2026	—	—
	9/15/2017	9/1/2017	144,472	—	—	2.39	9/14/2027	—	—
	3/15/2018	3/15/2018	125,628	—	—	7.49	3/15/2028	—	—
	5/15/2018	5/15/2018	25,125	—	—	7.89	5/14/2028	—	—
	2/20/2019	2/20/2019	450,000	—	—	22.82	2/19/2029	—	—
	8/22/2019	8/22/2019	110,000	—	—	34.27	8/21/2029	—	—
	2/24/2020	2/24/2020	292,000	—	—	35.12	2/23/2030	—	—
	9/10/2020	9/10/2020	—	—	—	—	—	8,000	56,400
	9/10/2020	9/10/2020	—	—	146,000	11.71	9/9/2030	—	—
	9/10/2020	9/10/2020	—	—	100,000	11.71	9/9/2030	—	—
Geoffrey M. Parker	6/15/2017	4/10/2017	196,909	—	—	1.84	6/14/2027	—	—
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/14/2027	—	—
	3/15/2018	3/15/2018	35,175	—	—	7.49	3/15/2028	—	—
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029	—	—
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029	—	—
	2/24/2020	2/24/2020	130,000	—	—	35.12	2/23/2030	—	—
	9/10/2020	9/10/2020	—	—	—	—	—	4,000	28,200
	9/10/2020	9/10/2020	—	—	65,000	11.71	9/9/2030	—	—
Dawn Parsell, Ph.D.	9/27/2016	6/8/2016	420	—	—	1.68	9/26/2026	—	—
	11/3/2016	10/1/2016	4,190	—	—	1.68	11/2/2026	—	—
	9/15/2017	9/1/2017	15,386	—	—	2.39	9/13/2027	—	—
	3/15/2018	3/15/2018	23,033	—	—	7.49	3/15/2028	—	—
	9/27/2018	8/1/2018	125,000	—	—	31.85	9/26/2028	—	—
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029	—	—
	8/22/2019	8/22/2019	40,000	—	—	34.27	8/21/2029	—	—
	2/24/2020	2/24/2020	130,000	—	—	35.12	2/23/2030	—	—
	9/10/2020	9/10/2020	—	—	—	—	—	4,000	28,200
	9/10/2020	9/10/2020	—	—	65,000	11.71	9/9/2030	—	—
Robert McKague	3/9/2020	3/9/2020	210,000	—	—	31.14	3/8/2030	—	—
	9/10/2020	9/10/2020	—	—	—	—	—	4,000	28,200
	9/10/2020	9/10/2020	—	—	52,500	11.71	9/9/2030	—	—
Wilhelm Stahl, Ph.D.	2/8/2017	2/1/2017	199,942	—	—	1.68	2/7/2027	—	—
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/14/2027	—	—
	3/15/2018	3/15/2018	27,638	—	—	7.49	3/15/2028	—	—
	2/20/2019	2/20/2019	60,000	—	—	22.82	2/19/2029	—	—
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029	—	—
	2/24/2020	2/24/2020	40,000	—	—	35.12	2/23/2030	—	—
	9/10/2020	9/10/2020	—	—	—	—	—	4,000	28,200
	9/10/2020	9/10/2020	—	—	50,000	11.71	9/9/2030	—	—
(1)
These options vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment, except that (i) the options granted on February 20, 2019 and February 24, 2020 vest or vested 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment and (ii) the options granted on August 22, 2019 vest in 18 monthly installments subject to the executive’s continued employment.

(2)
Because time-based options granted to our Named Executive Officers may be early exercised for restricted stock, options are reported in this table as “Exercisable.” Please see footnote (1) to this table for the vesting schedule applicable to the option awards.

(3)
Other than Dr. Klaerner’s option with respect to 100,000 shares, these options vest 25% upon an NDA resubmission, 50% upon an NDA approval and 25% upon a commercial launch, in each case, that occurs by December 31, 2022. Dr. Klaerner’s grant of 100,000 stock options vest upon NDA approval for veverimer by December 31, 2022.

(4)	These RSUs vest 100% on December 31, 2021, subject to the executive’s continuous employment through the vesting date.
(5)	The amounts in this column have been calculated using the December 31, 2020 closing share price of $7.05.
2020 Stock Option Exercises Table
The following table provides information concerning the exercise of stock options during 2020 for each of the Named Executive Officers. None of the RSUs held by the Named Executive Officers vested in 2020.
Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gerrit Klaerner Ph.D.	—	$—
Geoffrey M. Parker	—	—
Dawn Parsell, Ph.D.	21,250	666,118
Robert McKague	—	—
Wilhelm Stahl, Ph.D.	500	18,615
Susannah Cantrell, Ph.D.	—	—
2020 Potential Payments Upon a Termination or Change in Control
Each of our Named Executive Officers participates in the Tricida, Inc. Executive Severance Benefit Plan, as amended, or the Executive Severance Plan. In the event a participant in the Executive Severance Plan experiences a termination without “cause” or resigns for “good reason,” each as defined in the Executive Severance Plan, then such participant will be eligible to receive (i) a cash severance benefit in an amount equal to a specified number of months of base salary, payable in monthly installments, and (ii) Company-paid premiums for healthcare continuation coverage during the severance period while the participant continues to participate in our health plans or until the participant is entitled to alternative coverage. The period for monthly severance benefits is equal to 12 months for Dr. Klaerner and ten months for the other Named Executive Officers.
In connection with her termination of employment in October 2020, Dr. Cantrell was eligible to receive ten months of cash severance benefits ($348,333) and fully subsidized COBRA continuation coverage ($32,993) pursuant to the terms of the Executive Severance Plan. Pursuant to the terms of the applicable award agreements, Dr. Cantrell forfeited all equity awards held by her that were unvested as of her termination date.
The following table sets for the termination related benefits that the Named Executive Officers other than Dr. Cantrell would have received in the event of a termination not related to a change in control as of December 31, 2020.
Potential Payments Upon a Qualifying Termination of Employment(1)
Name	Severance Payment ($)(2)	Welfare Benefits ($)(3)	Aggregate Payments ($)
Gerrit Klaerner Ph.D.	$600,000	$42,060	$642,060
Geoffrey M. Parker	364,927	35,050	399,977
Dawn Parsell, Ph.D.	364,000	—	364,000
Robert McKague	333,333	11,104	344,437
Wilhelm Stahl, Ph.D.	348,140	23,429	371,569
(1)
A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2020, the monthly severance multiple was 12 for Dr. Klaerner and ten for the other Named Executive Officers.

(3)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
In the event an Executive Severance Plan participant’s employment is terminated without cause or due to good reason within three months prior to, or 15 months following, a change in control, separation benefits will consist of: (i) monthly severance benefits equal to 18 months for Dr. Klaerner and 15 months for the other Named Executive Officers; (ii) immediate vesting of any outstanding and unvested equity awards; and (iii) an additional cash payment equal to the participant’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals.
Potential Payments Upon a Qualifying Termination of Employment Following a Change in Control(1)
Name	Severance Payment ($)(2)	Target Bonus ($)(3)	Value of Accelerated Equity Awards ($)(4)	Welfare Benefits ($)(5)	Aggregate Payments ($)
Gerrit Klaerner, Ph.D.	$900,000	$360,000	$182,649	$42,060	$1,484,709
Geoffrey M. Parker	547,390	197,060	163,659	35,050	943,159
Dawn Parsell, Ph.D.	546,000	196,560	50,177	—	792,737
Robert McKague	500,000	160,000	28,200	11,104	699,304
Wilhelm Stahl, Ph.D.	522,210	167,107	103,477	23,429	816,223
(1)
A qualifying termination means termination of the Named Executive Officer’s employment within three months prior to or 15 months following a change in control (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2020, the monthly severance multiple was 18 for Dr. Klaerner and 15 for the other Named Executive Officers.

(3)
Represents an additional severance benefit equal to the Named Executive Officer’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals. Because the termination is deemed to have occurred as of December 31, 2020, the entire target bonus is included.

(4)
Under the terms of the Executive Severance Plan, all outstanding equity awards would vest in full. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $7.05 on December 31, 2020.

(5)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our coworkers to the annual total compensation of Dr. Klaerner, our Chief Executive Officer and President during 2020. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Ratio
For 2020,
•	The median of the annual total compensation of all of our employees, other than Dr. Klaerner, was $353,567.
•	Dr. Klaerner’s annual total compensation, as reported in the Total column of the 2020 Summary Compensation Table, was $8,890,480.
•
Based on this information, the ratio of the annual total compensation of Dr. Klaerner to the median of the annual total compensation of all employees is estimated to be 25 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee
We selected December 31, 2020 as the date on which to determine our median employee. For purposes of identifying the median employee from our employee population base of approximately 63 employees, we considered all of our employees, as compiled from our payroll records. We selected actual base salary paid for 2020, actual 2020 bonus earned and the grant-date fair value of all equity awards granted during the full 12-month period of fiscal year 2020 as these represent the principal forms of compensation delivered to all of our employees. Target base salary values were used for new hire employees that commenced employment in 2020 to reflect a full year of compensation. In addition, we measured compensation for purposes of determining the median coworker using the 12-month period ending December 31, 2020.

Director Compensation
The following table sets forth our 2020 non-employee director compensation program. For 2020, the Audit Committee member retainer was increased from $7,500 to $10,000; the Compensation Committee member retainers were increased from $12,500 to $15,000 and $6,000 to $7,500, for the chair and members, respectively; and the Nominating and Corporate Governance Committee member retainers were increased from $8,000 to $10,000 and $4,000 to $5,000, for the chair and members, respectively, based on a review and recommendation of market data by Compensia of peers in our industry, with these changes effective as of the date of the 2020 Annual Meeting.
Annual Cash Compensation Elements	Amount
Board Retainer	$40,000
Audit Committee Retainer (chair/member)	$20,000 / $10,000
Compensation Committee Retainer (chair/member)	$15,000 / $7,500
Nominating and Corporate Governance Committee Retainer (chair/member)	$10,000 / $5,000
Additional Retainer for Non-Executive Chair	$60,000
All retainers are paid quarterly in arrears and, if applicable, are prorated based upon board or chair service during the calendar year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses to attend board and committee meetings.
In order to further align our director compensation program with stockholder interests, under our annual compensation program, directors also receive an annual equity grant on the date of each annual meeting of stockholders. The grant date fair value of the annual equity awards is equal to approximately $480,000 and the annual equity award is expected to be delivered 70% in the form of stock options and 30% in the form of RSUs. The stock options are scheduled to vest in 12 monthly installments, while the restricted stock units are scheduled to vest on the one-year anniversary of the grant date, subject in each case to earlier vesting if the annual meeting precedes the one-year anniversary of the grant date. For 2020, the annual equity grants were increased from $230,000 in 2019, based on a review and recommendation of market data by Compensia of peers in our industry, effective as of the date of the 2020 Annual Meeting.
The director compensation program also contemplates that newly appointed directors will receive an initial equity award with a grant date fair value of approximately $720,000, to be delivered with the same stock option and RSU mix as the annual equity awards. The initial stock option grants are scheduled to vest on a monthly basis over 12 months and the RSU awards are scheduled to vest on the one-year anniversary of the grant date, subject in each case to earlier vesting if the annual meeting precedes the one-year anniversary of the grant date. For 2020, the initial equity grants were increased from $460,000 in 2019, based on a review and recommendation of market data by Compensia of peers in our industry, effective for directors appointed following the 2020 Annual Meeting.
2020 Director Compensation Table
The following table sets forth information for the year ended December 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Klaus Veitinger, M.D., Ph.D., M.B.A.	$109,106	$144,000	$336,000	$—	$589,106
Robert J. Alpern, M.D.	44,553	144,000	336,000	—	524,553
David Bonita, M.D.	67,317	144,000	336,000	—	547,317
Sandra I. Coufal, M.D.	46,829	144,000	336,000	—	526,829
Kathryn Falberg	60,000	144,000	336,000	—	540,000
David Hirsch, M.D., Ph.D.	55,711	144,000	336,000	—	535,711
(1)
Amounts reported in this column reflect the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, excluding estimated forfeitures. The amounts reported are calculated based on the Company’s closing stock price on the date of grant multiplied by the number of shares subject to the restricted stock unit award.

(2)
As of December 31, 2020, our non-employee directors had equity awards outstanding with respect to the following number of shares: Dr. Veitinger - RSUs, 5,670 and stock options, 141,170; Dr. Alpern - RSUs, 5,670 and stock options, 52,604; Dr. Bonita - RSUs, 5,670 and stock options, 43,182; Dr. Coufal - RSUs, 5,670 and stock options, 43,182; Ms. Falberg - RSUs, 5,670 and stock options, 95,945; and Dr. Hirsch - RSUs, 5,670 and stock options, 43,182.

(3)
Amounts reported in this column reflect the aggregate grant date fair value of stock options awarded in 2020, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation based on the following assumptions: risk-free interest rate of 0.4%; expected volatility of 69.1%; expected term of 5.3 years and expected dividend rate of 0%.

PROPOSAL TWO:
NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our board of directors is providing stockholders with a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on executive compensation paid to our named executive officers as disclosed in the “Executive Compensation” section of this proxy statement, including the compensation tables and the corresponding narrative discussion and footnotes set forth therein. Consistent with the preference expressed by our stockholders at the last advisory vote on the frequency of our “say-on-pay” vote, we are conducting such votes annually. Because the vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described under the heading “Executive Compensation―Compensation Discussion and Analysis,” our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
During 2020, our strategic priorities were impacted by the COVID-19 pandemic and the FDA’s decision to issue a Complete Response Letter, or CRL, for the New Drug Application, or NDA, for our sole drug product candidate, veverimer, which resulted in a delay in expected approval and commercialization. As such, we were unable to fully execute on our strategic priorities. However, we believe that we have made significant progress on several fronts. Highlights from 2020 include:
•
Following the receipt of the CRL, we have made progress with the FDA to understand the deficiencies identified in the CRL and determine a possible path forward for the resubmission of the NDA for veverimer;

•
We laid a strong foundation for the commercial launch of veverimer through an expanded disease education and awareness program, sponsorship of Continuing Medical Education, or CME, programs and over 20 presentations or publications of new data on veverimer, metabolic acidosis, health and economic impacts of metabolic acidosis or the link between metabolic acidosis and CKD progression, and met with 126 payers representing approximately 310 million lives;

•
As of December 31, 2020, the VALOR-CKD trial had randomized 1,363 of 1,600 subjects with an average treatment duration of approximately one year and has accrued 57 of the 511 required subjects with positively adjudicated primary endpoint events;

•
Continued execution on our global IP strategy, resulting in the allowance of a U.S. patent application that, upon issuance in 2021 extended protection for veverimer to 2038 in the U.S., and the issuance of an additional 126 patents in 47 different countries, including Australia, China, Israel, Japan, Russia and numerous European and European extension states; and

•
In order to secure additional capital to fund operations, in May 2020, we issued $200.0 million aggregate principal amount of 3.50% convertible senior notes due 2027, or Convertible Senior Notes, pursuant to which we pay interest semiannually in arrears at a rate of 3.50% per year.

For the reasons discussed above and in the Compensation Discussion and Analysis, our board of directors recommends that our stockholders vote “FOR” the “say-on-pay” vote as set forth in the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).

Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2021
Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of Ernst & Young LLP, or EY, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2021. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2021. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.
EY has audited our financial statements since 2017. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
Principal Accountant Fees and Services
We were billed by EY in the years ended December 31, 2020 and 2019 as follows:
	Years Ended December 31,
	2020	2019
Audit fees	$1,714,347	$1,975,782
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,714,347	$1,975,782
Audit fees above are professional services associated with the integrated audit of our financial statements and the filing of our registration statements. There are no audit-related or tax fees billed by EY in years ended December 31, 2020 and 2019.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the audit committee and its activities can be found under the headings: “Committee of the Board of Directors” and “Audit Committee Report.”
Pre-Approval Policy
According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The audit committee may delegate pre-approval authority to one or more of its members. Kathryn Falberg is currently designated as the member to whom such authority is delegated, and she must report, for informational purposes only, any pre-approval decisions to the audit committee at or prior to its next scheduled meeting.

The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2020 and 2019. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.
Recommendation of Our Board of Directors and Audit Committee
OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
Audit Committee Report
The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the audit committee:
•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and
•	discussed the independence of Ernst & Young LLP with that firm.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The audit committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021.
Submitted by the audit committee of our board of directors:

Kathryn Falberg, Chairperson
David Bonita, M.D.
David Hirsch, M.D., Ph.D.

PROPOSAL FOUR:
APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM
General
On April 6, 2021, our board of directors authorized a stock option exchange program, or the Option Exchange, pursuant to which we would give eligible employees the opportunity to exchange eligible stock options for new stock options with an exercise price equal to the fair market value of our common stock at the time the new stock options are granted. An eligible stock option generally includes any stock option held by an eligible employee that has an exercise price equal to or greater than $20.00 per share pursuant to our 2013 Equity Incentive Plan, or our 2013 Plan, or our 2018 Equity Incentive Plan, or our 2018 Plan, and together with our 2013 Plan, our Equity Plans. Members of our board of directors and our Named Executive Officers are not eligible to participate in the Option Exchange.
As of March 31, 2021, we had outstanding stock options held by employees, other than our Named Executive Officers, to purchase 5,081,391 shares of our common stock with a weighted average exercise price of $14.24 per share. Of these stock options, there were 1,614,486 shares with an exercise price equal to or greater than $20.00 per share with a weighted average exercise price of $30.27 per share that would be considered eligible for purposes of the Option Exchange.
The Option Exchange, if approved by stockholders, is anticipated to commence as soon as practical after July 16, 2021. The Company’s share price on July 16, 2020 was $15.64 per share, which is approximately 22% below the $20.00 per share threshold exercise price of the eligible stock options. In addition, the $20.00 per share threshold exercise price of the eligible stock options is approximately 281% above the closing price of $5.25 per share of our common stock on The Nasdaq Global Select Market on April 6, 2021, the date on which our board of directors authorized the Option Exchange. Stock options eligible for surrender will have been granted at least one year prior to the commencement of the Option Exchange. Further, 93% of the eligible stock options for surrender were granted prior to March 1, 2020. The remaining 7% of eligible stock options is attributable to new hire grants provided to employees who joined the Company between March 1, 2020 and July 16, 2020.
The board of directors believes that the Option Exchange is in the best interests of our stockholders and the Company, as we believe that new stock options granted under the Option Exchange will provide a better incentive and motivation to employees than the underwater options they currently hold and would surrender. We believe that the grant of new options at a lower exercise price will increase our ability to retain our talented employees, reduce the costs and disruptions associated with employee resignations and better ensure our performance as a Company. As an alternative to increased cash compensation, the Option Exchange will allow us to devote more of our cash resources toward the development and commercialization of our investigational drug candidate, veverimer (also known as TRC101), a non-absorbed, orally-administered polymer designed to treat metabolic acidosis in patients with chronic kidney disease (CKD). In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, many of which are well under their current exercise price.
Rationale for Option Exchange
We evaluated several alternatives to the Option Exchange for remaining competitive within our industry and with our employees, including granting additional stock options or restricted stock unit awards, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. While equity awards and cash compensation are part of our overall compensation packages, we do not believe that relying exclusively on such approaches is an ideal use of our resources. For example, granting additional stock options or restricted stock unit awards would cause dilution to our current stockholders, and increasing cash compensation would reduce the cash resources we can devote towards the development and commercialization of our investigational drug candidate, veverimer. Accordingly, we determined that the Option Exchange was the most attractive alternative for stockholders for the reasons set forth below.
Performance Incentives
We face significant competition for experienced and talented personnel in our industry, and stock options are an important part of our incentive compensation. The price of our common stock has significantly decreased since December 2019. While we have made significant progress in advancing veverimer and remain optimistic regarding our growth potential, the price of our common stock remains relatively low. On March 31, 2021, the closing price of our common stock on The Nasdaq Global Select Market was $5.29 per share, resulting in approximately 89% of our outstanding stock options held by employees, other than our Named Executive Officers, being underwater, which means that the stock option exercise price exceeded the market price of our common stock on such date. Our compensatory stock options cannot be sold. They can either be voluntarily exercised when there is a positive spread between the exercise price and the market price of our common stock or they will expire unexercised. Underwater stock options are viewed by us as less effective as performance incentives because they provide less or no perceived value to employee option holders. In addition, because many of our options are significantly underwater, we believe the likelihood that there will be a positive spread between their exercise prices and the near-term price of our common stock is too low to provide meaningful incentive to employee option holders.
Employee Retention
We designed the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees and by better aligning the interests of these individuals with the interests of our stockholders. As of March 31, 2021, 89% of the stock options held by our employees, excluding our Named Executive Officers, were underwater and, for a large number of such employees, significantly so. As a result, we may face a considerable challenge in retaining our employees, and there is a possibility that our competitors may be able to offer equity incentives that are more attractive and that, in some cases, could make the terms of employment at a new employer more attractive than what we are able to offer to our existing employees. The Option Exchange is designed to address these concerns as well as improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package.
As discussed in more detail below, none of the new stock options issued under the Option Exchange will be vested on the date of grant. Stock options issued in the Option Exchange will vest over either a one- or three-year period from the grant date of such new stock options, depending on whether the surrendered options are already vested at the time we implement the Option Exchange. The stock options eligible to be exchanged are generally subject to a four-year vesting schedule, in which twenty-five percent of shares vest after one year and the remaining shares vest in equal monthly installments thereafter. Our board of directors believes that implementing a new extended vesting schedule is appropriate because it encourages retention of employees over the next one to three years, which will be an important period for the Company.
Impact on Compensation Expense
The value of the stock options eligible for exchange was based on the then fair market value of our common stock on the applicable grant date. Under applicable accounting rules, we will recognize a total of approximately $31.2 million in non-cash compensation expense related to eligible underwater stock options, $15.6 million of which has already been expensed as of March 31, 2021 and $15.6 million of which we will continue to be obligated to expense, even if these stock options are never exercised because they remain underwater, except to the extent any such options are cancelled due to termination of service of any eligible employee prior to vesting. Replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while not creating significant additional compensation expense will make efficient use of our resources.
Reduce Stock Overhang
Under the Option Exchange, eligible participants will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. Therefore, if we implement and eligible employees participate in the Option Exchange, we would meaningfully reduce the number of outstanding stock options. The number of shares covered by the new stock options are based on exchange ratios developed using a Black-Scholes calculation that values the old grant relative to the projected value of the new grant, such that the new stock options will have a fair value, on an aggregate basis, proportionate to the fair value of the eligible stock options they replace. Our board of directors, in consultation with Compensia, established the exchange ratios, which vary based on the original exercise price of the eligible stock option, as described further in the section titled “Exchange Ratios” below. Any options tendered in the Option Exchange and which are not reissued as part of the Option Exchange will be available for future grant under our 2018 Plan pursuant to the share recycling provisions included in the 2018 Plan.
As of March 31, 2021, we had a total of 11,536,498 shares of common stock subject to outstanding stock options under our Equity Plans, with a range in exercise prices from $0.72 per share to $43.57 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options that are not serving their intended purposes of motivating and retaining employees. Not only do the underwater stock options have diminished employee retentive value, but also they cannot be removed from our equity award overhang until they are exercised, expire or otherwise cancelled (for example, upon termination of an employee’s service with the Company). By replacing stock options through the Option Exchange, we estimate that we can reduce our overhang of outstanding stock options by as much as 8% of our outstanding common stock.
Alternatives Considered
Our board of directors considered alternatives to the Option Exchange to provide meaningful performance and retention incentives to our employees, including providing new option or restricted stock unit awards to employees, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. After careful consideration, our board of directors determined that, compared to other alternatives, the Option Exchange provides better performance and retention incentives at a lower cost to the Company.
Structure of Option Exchange
The board of directors authorized the Option Exchange on April 6, 2021, subject to stockholder approval. We currently plan to commence the Option Exchange on a date as soon as practicable following July 16, 2021, or the Commencement Date. At the start of the Option Exchange, employees holding eligible stock options will receive a written exchange offer that will set forth the terms of the Option Exchange. The written offer will be governed by the tender offer rules of the SEC. At or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. We will give eligible option holders at least 20 business days to elect to participate in the Option Exchange. Eligible option holders may choose which eligible option grants they wish to exchange and may choose to not exchange portions of eligible option grants. Set forth below is a description of the key features of the Option Exchange.
Eligible Participants
The Option Exchange will be available to employees, excluding our Named Executive Officers, who on the Commencement Date are employed by us and hold outstanding eligible stock options. Members of our board of directors and our Named Executive Officers are not eligible to participate in the Option Exchange. As of March 31, 2021, eligible stock options were held by 49 employees, representing approximately 83% of our employees. Participants in the Option Exchange must continue to be employed by us on the date the surrendered options are cancelled and replacement stock options are granted. Any employee holding eligible stock options who elects to participate in the Option Exchange, but whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible stock options subject to their existing terms and would not be eligible to receive new stock options in the Option Exchange.
Eligible Stock Options
An eligible stock option generally includes any stock option held by an eligible employee that has an exercise price equal to or greater than $20.00 per share pursuant to our Equity Plans. Members of our board of directors and our Named Executive Officers are not eligible to participate in the Option Exchange.
As of March 31, 2021, we had outstanding eligible stock options to purchase 1,614,486 shares of common stock under our Equity Plans at a weighted-average exercise price of $30.27 per share and with a weighted-average remaining life of 8.4 years. These eligible stock options represent approximately 3% of the issued and outstanding shares of our common stock as of March 31, 2021. If all of these eligible stock options are exchanged and replaced by new stock options in accordance with the exchange ratios described below under the section heading “Exchange Ratios,” the number of outstanding stock options under our Equity Plans would be reduced by 906,661 shares, representing approximately 2% of our common stock issued and outstanding as of March 31, 2021. Pursuant to the share recycling provisions included in the 2018 Plan, all 906,661 shares subject to such exchanged options would be recycled back into the 2018 Plan and be available for future grants in accordance with the terms of the 2018 Plan.
The Option Exchange, if approved by stockholders, is anticipated to commence as soon as practical after July 16, 2021. The Company’s share price on July 16, 2020 was $15.64 per share, which is approximately 22% below the $20.00 per share threshold exercise price of the eligible stock options. In addition, the $20.00 per share threshold exercise price of the eligible stock options is approximately 281% above the closing price of $5.25 per share of our common stock on The Nasdaq Global Select Market on April 6, 2021, the date on which our board of directors authorized the Option Exchange. Stock options eligible for surrender will have been granted at least one year prior to the commencement of the Option Exchange. Further, 93% of the eligible stock options for surrender were granted prior to March 1, 2020. The remaining 7% of eligible stock options is attributable to new hire grants provided to employees who joined the Company between March 1, 2020 and July 16, 2020.
Exchange Ratios; Exercise Price of New Options
The Option Exchange is not a one-for-one exchange. We designed the exchange ratios for the Option Exchange to result in a fair value of the new stock options that will be proportionate, on an aggregate basis, to the fair value of the eligible stock options that employees would surrender (based on valuation assumptions made when the design of the Option Exchange was approved by our board of directors). We established the exchange ratios by grouping together eligible stock options with similar exercise prices. At the time our board of directors approved the general design of the Option Exchange, including the exchange ratios, the fair market value of our common stock was $5.25 per share (the closing price of our common stock on The Nasdaq Global Select Market on April 6, 2021). The exchange ratios are based on the fair value of the eligible stock options (calculated using a Black-Scholes option pricing model) within the relevant grouping. Calculation of fair value takes into account variables such as the volatility of our stock, the expected term of a stock option and interest rates. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.
Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted Average Remaining Life (In Years)	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$20.00 to $29.99	619,747	8.12	2.0 to 1
$30.00 and above	994,739	8.50	2.5 to 1
The total number of shares of common stock issuable upon exercise of new stock options will be determined by dividing the number of shares underlying the surrendered stock option by the applicable exchange ratio and rounding up to the nearest whole share. For purposes of illustration, if an employee holds a stock option to purchase 10,000 shares of common stock with an exercise price of $30.00 per share, the employee would be entitled to exchange that option for a replacement stock option to purchase 4,000 shares of common stock after applying the applicable 2.5:1 exchange ratio. For further illustration, an eligible employee who holds an option to purchase 10,000 shares of common stock with an exercise price of $20.00 per share could exchange that option for a replacement stock option to purchase 5,000 shares of common stock after applying the applicable 2.0:1 exchange ratio. All replacement stock options granted based on the foregoing exchange ratios will have an exercise price equal to the fair market value of our common stock at the time we grant replacement options at the end of the exchange period.
Vesting Schedules for New Options
New stock option awards will not be vested on the date of grant. Eligible stock options that are vested as of the exchange date may be exchanged for new stock options with a new one-year vesting schedule, fully vesting on the one-year anniversary of the grant date, and eligible stock options that are not vested as of the exchange date may be exchanged for new stock options with a new three-year vesting schedule, vesting one-third on the one-year anniversary of the grant date followed by equal monthly amounts over the remaining vesting term, in each case subject to the applicable employee’s continued service through each vest date. These new vesting schedules support the nature of stock options as an incentive vehicle, recognize the prior services and contributions of eligible employees and provide us with valuable additional years of employee retention during an important time for the Company.
Term for New Options
The new stock options will expire seven years following the date we grant the new stock options. The weighted-average remaining life of the eligible stock options is 8.4 years.
Intended Implementation of the Option Exchange As Soon As Practicable Following July 16, 2021
We currently plan to commence the Option Exchange as soon as practicable after July 16, 2021. Our board of directors reserves the right in its discretion to amend, postpone or, under certain circumstances, cancel the Option Exchange once it has commenced, but the Option Exchange will not be materially amended in a manner that is more beneficial to eligible participants without first seeking additional stockholder approval.
Impact of Option Exchange on Surrendered Options
Assuming all eligible employees participate in the Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 906,661 shares of common stock underlying stock options that are surrendered under the Option Exchange but are not replaced by new stock options. Pursuant to the terms of the 2018 Plan, these shares will be returned to the share reserve of the 2018 Plan and will be available for future grant of equity awards under the 2018 Plan.
Option Exchange Process
Additional information regarding how we expect to conduct the Option Exchange, provided it is approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described in this Proposal Four, we may find it necessary or appropriate to change the terms of the Option Exchange to take into account our administrative needs, accounting rules, or Company policy decisions or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if we obtain stockholder approval, or we may delay, amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.
Overview of the Option Exchange Process
Upon commencement of the Option Exchange, those individuals holding eligible stock options will receive a written offer setting forth the terms of the Option Exchange and may voluntarily elect to participate. All employees, excluding our Named Executive Officers, who are employed by us on the Commencement Date, are still employed by us on the grant date of the new stock options, and hold eligible stock option awards may participate in the Option Exchange. We will give eligible participants at least 20 business days to elect to surrender eligible stock options in exchange for a smaller number of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted. The shares of our common stock underlying the cancelled options will then be available for future grant under the 2018 Plan.
The 2018 Plan will govern all terms and conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be non-qualified stock options.
Election to Participate
Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an eligible employee holding stock options that may be subject to the Option Exchange, please note that voting to approve the Option Exchange pursuant to this Proposal Four does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is commenced, and you can only elect to participate after that time and in accordance with the terms of the written exchange offer documents.

Impact of Options Exchanged on Number of Options Issued
Our board of directors established exchange ratios that will result in the issuance of a lesser number of stock options through the Option Exchange than the number of stock options originally granted to eligible employees. The exchange ratios have been grouped together based on similar exercise prices. The following table illustrates the impact of the Option Exchange on the number of stock options outstanding as of March 31, 2021, assuming that 100% of employees eligible to participate as of March 31, 2021 exchange 100% of their eligible stock options in the Option Exchange.
	Outstanding Eligible Stock Options			Exchange
Exercise Price Range per Share	Number of Existing Options (shares)	Weighted Average Exercise Price per Share ($)	Exchange Ratio	Total New Options Granted (shares)	Potential Net Shares Recaptured
$20.00 to $29.99	619,747	$23.69	2.0 to 1	309,881	309,886
$30.00 and above	994,739	$34.36	2.5 to 1	397,944	596,795
Totals	1,614,486	$30.27		707,825	906,661*
*	As noted above, the shares of our common stock underlying the cancelled options will then be available for future grant under the 2018 Plan.
As described above under the section titled “Exchange Ratios,” the total number of shares of common stock issuable upon exercise of new stock options that a participating employee will receive with respect to a surrendered stock option will be determined by dividing the number of shares surrendered by the applicable exchange ratio and rounding up to the nearest whole share.
Effect on Stockholders
Under the terms of the Option Exchange, the new stock options are meant to have a fair value that will be proportionate, on an aggregate basis, to the fair value of the cancelled stock options they would replace. While we cannot predict how many employees will elect to participate in the Option Exchange, assuming that 100% of employees eligible as of March 31, 2021 participate in the Option Exchange and exchange 100% of their eligible stock options, and based on the exchange ratios established by our board of directors, eligible stock options to purchase approximately 1,614,486 shares of common stock may be surrendered and cancelled in the Option Exchange, which would result in the Company issuing stock options for approximately 707,825 shares of common stock and would result in a net reduction in our stock option overhang of approximately 906,661 shares of common stock.
Accounting Impact
The incremental compensation expense associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.
Material U.S. Federal Income Tax Consequences of the Option Exchange
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to the Option Exchange. This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the Option Exchange that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Option Exchange. Each participant is advised to consult his or her personal tax advisor concerning the application of the U.S. federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to his or her stock options eligible for the Option Exchange.
The exchange of stock options pursuant to the Option Exchange is expected to be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company nor the participants in the Option Exchange should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. New stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries. A more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.
Financial Statements
Our financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021.
Vote Required
Approval of the Option Exchange requires the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. An abstention will have the same effect as a vote against Proposal Four. A broker non-vote on Proposal Four will not have any effect on the vote.
If you are both a stockholder and an eligible employee holding eligible stock options, please note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF OUR STOCK OPTION EXCHANGE PROGRAM

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information relating to the beneficial ownership of our common stock as of February 19, 2021, by:
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all our current directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of February 19, 2021, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
The percentage of shares beneficially owned is computed on the basis of 50,244,465 shares of our common stock outstanding as of February 19, 2021. Shares of our common stock that a person has the right to acquire within 60 days of February 19, 2021, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
Unless otherwise indicated below, the address for each beneficial owner listed is c/o Tricida, Inc., at 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080.
The below beneficial ownership table is reported as of February 19, 2021.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders
OrbiMed Private Investments V, LP(1)	9,614,280	19.1%
Sibling Capital(2)	6,423,493	12.8%
Morgan Stanley(3)	4,535,138	9.0%
Longitude Venture Partners II, L.P.(4)	3,019,734	6.0%
Redmile Group, LLC(5)	2,858,415	5.7%
The Vanguard Group(6)	2,511,612	5.0%

Directors and Named Executive Officers
Gerrit Klaerner, Ph.D.(7)	2,041,423	4.1%
Robert J. Alpern, M.D.(8)	189,994	*
David P. Bonita, M.D.(9)	9,662,973	19.2%
Sandra I. Coufal, M.D.(10)	6,628,474	13.2%
Kathryn Falberg(11)	133,035	*
David Hirsch, M.D., Ph.D.(12)	3,068,427	6.1%
Robert McKague(13)	220,933	*
Geoffrey M. Parker(14)	765,071	1.5%
Dawn Parsell, Ph.D.(15)	439,068	*
Wilhelm Stahl, Ph.D.(16)	403,208	*
Klaus Veitinger, M.D., Ph.D., M.B.A.(17)	249,569	*
All directors and executive officers as a group (11 persons)(18)	23,802,175	47.4%
*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of 9,614,280 shares of common stock, all shares are held directly by OrbiMed Private Investments V, LP, or OPI V. OrbiMed Capital GP V LLC, or OrbiMed GP, is the sole general partner of OPI V, and OrbiMed Advisors LLC, or OrbiMed Advisors, a registered investment adviser under the Investment Advisors Act of 1940, as amended, is the managing member of OrbiMed GP. By virtue of such relationships, OrbiMed GP and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI V noted above and as a result may be deemed to beneficially own such securities for purposes of Rule 13d-3 under the Exchange Act. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Ph.D., Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI V. David P. Bonita, M.D., a member of OrbiMed Advisors, serves on our board of directors. Each of OrbiMed GP, OrbiMed Advisors, Dr. Gordon, Mr. Borho, Mr. Silverstein, and Dr. Bonita disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his proportionate pecuniary interest therein, if any. The address of OrbiMed Advisors is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(2)
Consists of (a) 777,411 shares of common stock held by Sibling Capital Fund II-A L.P., or Sibling A, (b) 2,773,350 shares of common stock held by Sibling Capital Fund II-B L.P., or Sibling B, (c) 1,810,195 shares of common stock held by Sibling Capital Fund II-C L.P., or Sibling C, (d) 599,379 shares of common stock held by Sibling Capital Fund II-D L.P., or Sibling D, and (e) 463,158 shares of common stock held by Sibling Insiders Fund II L.P., or Sibling Insiders Fund, and together with Sibling A, Sibling B, Sibling C and Sibling D, the Sibling Funds. Sibling Capital Ventures LLC, or SCV, is the sole general partner of Sibling A. Sibling Capital Ventures II LLC, or SCV II, is the sole general partner of Sibling B. Sibling Capital Ventures III LLC, or SCV III, is the sole general partner of Sibling C. Sibling Capital Ventures IV LLC, or SCV IV, is the sole general partner of Sibling D. Sibling Insiders II LLC, or Sibling Insiders LLC, is the sole general partner of Sibling Insiders Fund. Each of Sandra I. Coufal, M.D. and Brian M. Isern, the brother of Dr. Coufal, is co-manager of SCV, SCV II, SCV III, SCV IV, and Sibling Insiders LLC and, as such, may be deemed to have voting and investment power with respect to the shares held by the Sibling Funds. Each of SCV, SCV II, SCV III, SCV IV, Sibling Insiders LLC, Dr. Coufal and Mr. Isern disclaims beneficial ownership of shares held by the Sibling Funds, except to the extent of its, her or his proportionate pecuniary interest therein, if any. The address of SCV, SCV II, SCV III, SCV IV, Sibling Insiders LLC and Mr. Isern is 2033 6th Ave, Suite 330, Seattle, Washington 98121.

(3)
Based on a Schedule 13G filed on February 12, 2021, for the year ended December 31, 2020, by Morgan Stanley and affiliated entities, reporting shared voting power and shared dispositive power over 4,535,138 shares. Morgan Stanley & Co. LLC reported shared voting power and shared dispositive power over 2,686,063 shares. Morgan Stanley Capital Services LLC reported shared voting power and shared dispositive power over 1,103,073 shares. The address of Morgan Stanley, Morgan Stanley & Co. LLC and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, New York 10036.

(4)
Consists of 3,019,734 shares of common stock, all shares are held directly by Longitude Venture Partners II, L.P. (“LVPII”). Longitude Capital Partners II, LLC (“LCP II”) is the general partner of LVP II and may be deemed to have voting and investment power over the shares of the Company held by LVP II. Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP II and may be deemed to share voting and investment power over the shares held by LVP II. David Hirsch, M.D., Ph.D. is a member of LCP II and may be deemed to share voting and investment power over the shares of the Company held by LVP II. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address of LCPII is 2740 Sand Hill Road, Menlo Park, California 94025.

(5)	Based on a Schedule 13F as of September 30, 2020.
(6)	Based on a Schedule 13F as of September 30, 2020.
(7)
Consists of (a) 491,993 shares of common stock held by Gerrit Klaerner, Ph.D., (b) 25,323 shares of common stock held by the spouse of Dr. Klaerner, and (c) 1,524,107 shares of common stock issuable upon exercise of stock options held by Dr. Klaerner that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 1,044,906 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner. Dr. Klaerner disclaims beneficial ownership of shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner. Excludes 8,000 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Klaerner that do not vest within 60 days of February 19, 2021.

(8)
Consists of (a) 137,390 shares of common stock held by Robert J. Alpern, M.D. and (b) 52,604 shares of common stock issuable upon exercise of stock options held by Dr. Alpern that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 48,776 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Alpern that do not vest within 60 days of February 19, 2021.

(9)
Consists of (a) 5,511 shares of common stock held by David P. Bonita, M.D. (b) 43,182 shares of common stock issuable upon exercise of stock options held by Dr. Bonita that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 39,354 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below and (c) 9,614,280 shares beneficially owned by OPI V as set forth in footnote (1). Dr. Bonita disclaims beneficial ownership of the shares listed in footnote (1), except to the extent of his proportionate pecuniary interest therein, if any. The business address for Dr. Bonita is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th floor, New York, New York 10022. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Bonita that do not vest within 60 days of February 19, 2021.

(10)
Consists of (a) 156,939 shares of common stock held by Sandra I. Coufal, M.D., (b) 4,860 shares held by the Coufal Irrevocable Trust, of which the spouse of Dr. Coufal is the sole trustee, (c) 43,182 shares of common stock issuable upon exercise of stock options held by Dr. Coufal that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 39,354 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below and (d) 6,423,493 shares beneficially owned by entities affiliated with Sibling Capital, as set forth in footnote (2). Dr. Coufal disclaims beneficial ownership of the shares listed in footnote (2), except to the extent of her proportionate pecuniary interest therein, if any. Dr. Coufal disclaims beneficial ownership of the shares held by the Coufal Irrevocable Trust, as to which Dr. Coufal does not exercise voting or dispositive power. The business address for Dr. Coufal is 18313 Calle La Serra, Rancho Santa Fe, California 92091-0119. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Coufal that do not vest within 60 days of February 19, 2021.

(11)
Consists of (a) 37,090 shares of common stock held by Kathryn Falberg and (b) 95,945 shares of common stock issuable upon exercise of stock options held by Ms. Falberg that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 90,651 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Ms. Falberg that do not vest within 60 days of February 19, 2021.
(12)
Consists of (a) 5,511 shares of common stock held by David Hirsch, M.D., Ph.D., (b) 43,182 shares of common stock issuable upon exercise of stock options held by David Hirsch, M.D., Ph.D. that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 39,354 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below and (c) 3,019,734 shares beneficially owned by LVP II as set forth in footnote (4). Dr. Hirsch disclaims beneficial ownership of the shares listed in footnote (4), except to the extent of his pecuniary interest therein, if any. The business address for Dr. Hirsch is 2740 Sand Hill Road, Menlo Park, California 94025. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Hirsch that do not vest within 60 days of February 19, 2021.

(13)
Consists of (a) 10,933 shares of common stock held by Robert McKague and (b) 210,000 shares of common stock issuable upon exercise of stock options held by Mr. McKague that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 56,875 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 4,000 shares of common stock issuable upon vesting and settlement of restricted stock units held by Mr. McKague that do not vest within 60 days of February 19, 2021.

(14)
Consists of (a) 242,837 shares of common stock held by Geoffrey M. Parker and (b) 522,234 shares of common stock issuable upon exercise of stock options held by Mr. Parker that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 368,317 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 4,000 shares of common stock issuable upon vesting and settlement of restricted stock units held by Mr. Parker that do not vest within 60 days of February 19, 2021.

(15)
Consists of (a) 1,039 shares of common stock held by Dawn Parsell, Ph.D. and (b) 438,029 shares of common stock issuable upon exercise of stock options held by Dr. Parsell that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 245,269 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 4,000 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Parsell that do not vest within 60 days of February 19, 2021.

(16)
Consists of (a) 15,478 shares of common stock held by Wilhelm Stahl, Ph.D. and (b) 387,730 shares of common stock issuable upon exercise of stock options held by Dr. Stahl that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 320,332 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes 4,000 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Stahl that do not vest within 60 days of February 19, 2021.

(17)
Consists of (a) 5,511 shares of common stock held by Klaus Veitinger, M.D., Ph.D., M.B.A., (b) 141,170 shares of common stock issuable upon exercise of stock options held by Dr. Veitinger that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 130,528 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are eligible for early exercise as described in footnote (18) below, (c) 51,444 shares of common stock held by the Sigrun R. Veitinger 2016 Irrevocable Trust, or the SRV Trust, for which a third-party serves as trustee, and (d) 51,444 shares of common stock held by Klaus R. Veitinger 2016 Children’s Trust, or the KRV Children’s Trust, for which a third-party serves as trustee. Dr. Veitinger disclaims beneficial ownership of the shares held by the SRV Trust and the KRV Children’s Trust, except to the extent of his proportionate pecuniary interest therein, if any. Excludes 5,670 shares of common stock issuable upon vesting and settlement of restricted stock units held by Dr. Veitinger that do not vest within 60 days of February 19, 2021.

(18)
Consists of (a) all shares of common stock held by our directors and executive officers and (b) all shares of common stock issuable upon exercise of stock options held by our directors and five current executive officers that are exercisable as of February 19, 2021 or will become exercisable within 60 days of such date, 2,423,716 of which have vested, or will vest, within 60 days of February 19, 2021, the remainder of which are unvested but may be exercised prior to vesting subject to a repurchase arrangement with us, as described further below. Twenty five percent (25%) of the shares issuable upon exercise of options granted to our directors and executive officers vest on the first anniversary of the applicable vesting commencement date and in subsequent 1/48th increments each subsequent month thereafter, subject to continuous service as of each vesting date. Our directors and executive officers may elect to early exercise their options at any time prior to vesting, provided that the shares issued upon exercise of the unvested options will be shares of restricted stock subject to our right to repurchase the shares, should the applicable director or executive officer cease to serve as a director or employee of us prior to the full vesting of such shares of restricted stock. In addition, vesting of an executive officer’s then outstanding and unvested option will accelerate upon termination of service in connection with a change in control, as provided in our executive severance benefit plan.

Equity Compensation Plan Information
The following table summarizes the number of outstanding options and restricted stock units granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2020.
	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	8,120,435(1)	$19.25(2)	4,053,582(3)
Equity compensation plans not approved by security holders	—	—	—
Total	8,120,435	$19.25	4,053,582
(1)
Includes 90,020 restricted stock units that were outstanding on December 31, 2020 under the Company’s 2018 Equity Incentive Plan. Restricted stock unit awards may be settled only for shares of common stock on a one-for-one basis.

(2)	Only option awards were used in computing the weighted-average exercise price.
(3)
This amount represents shares of common stock available for issuance under the Company’s 2018 Equity Incentive Plan. Awards available for grant under the Company’s 2018 Equity Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, performance awards, and any combination of the foregoing awards. This number also includes 1,605,123 shares available under our Employee Stock Purchase Plan (“ESPP”). The ESPP provides the opportunity for eligible coworkers to acquire shares of our common stock at a discount. The number of shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan will automatically increase on the first day of each fiscal year by the lesser of 4% of the number of shares of common stock outstanding on the first day of such fiscal year, 3,200,000 shares of our common stock or such lesser amount as is determined by our board of directors. The number of shares of our common stock reserved for issuance under our ESPP will automatically increase on the first day of each fiscal year by the lesser of 1% of the number of shares of common stock outstanding on the first day of such fiscal year, 800,000 shares of our common stock or such lesser amount as is determined by our board of directors.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations
Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2022 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080, no later than December [•], 2021, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 10, 2022 and not later than March 12, 2022 and must otherwise comply with the requirements set forth in our amended and restated bylaws.
Other Matters
We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
BY ORDER OF THE BOARD OF DIRECTORS

[signature]

Klaus Veitinger, M.D., Ph.D., M.B.A.
Chairman of the Board
Date: April [•], 2021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TCDA2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47676-P52186 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TRICIDA, INC.

The Board of Directors recommends you vote FOR each director nominee:

	For All	Withhold All	For All Except
1. Election of Class III directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ms. Kathryn Falberg
02) Dr. Gerrit Klaerner, Ph.D
03) Dr. Klaus Veitinger, M.D., Ph.D., M.B.A.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Approval of, by a non-binding advisory vote, the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
4. Approval of the Stock Option Exchange Program.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each director nominee and FOR Proposals 2, 3 and 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date